EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated November 4, 2014 and effective as of January 1, 2015, between Perficient, Inc. a Delaware corporation (the "Company"), and Jeffrey S. Davis ("Employee").

WITNESSETH:

WHEREAS, the Company desires that Employee continue to be employed by it and render services to it, and Employee is willing to be so employed and to render such services to the Company, all upon the terms and subject to the conditions contained herein in consideration for, among other things, the Company's agreement to provide Employee with Confidential Information pursuant to the terms of this Agreement, and Employee's receipt of Confidential Information pursuant to a relationship of trust and confidence and under conditions of confidentiality and non-use and non-disclosure.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to continue to employ Employee and Employee agrees to continue in the employ of the Company, for the period set forth in paragraph 2 hereof, to render to the Company, its affiliates and/or subsidiaries the services described in paragraph 3 hereof.

2. TERM. Employee's term of employment under this Agreement shall be three years, commencing as of the date hereof and continuing through and ending December 31, 2017, unless extended in writing by mutual agreement of the parties or earlier terminated pursuant to the terms and conditions set forth herein (the "Employment Term").

3. DUTIES.

(a) Employee shall serve as the President and Chief Executive Officer of the Company, reporting directly to the Board of Directors (the "Board") and its Chairman. Employee shall perform all duties and services incident to these positions.

(b) Employee shall abide by all By-laws and policies of the Company promulgated from time to time by the Company.

4. BEST EFFORTS. Employee shall devote his full business time and attention, as well as his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position.

5. COMPENSATION.

(a) As compensation for his services and covenants hereunder, Employee shall receive a base salary ("Base Salary"), payable pursuant to the Company's normal payroll procedures in place from time to time, at the rate of $500,000 per annum, less all necessary and required federal, state and local payroll deductions. The Board may decide, in its sole discretion, to increase Employee's Base Salary from time to time during the term of this Agreement, in which case any such Base Salary as so adjusted shall thereafter constitute the Base Salary.

(b) For each calendar year, Employee shall be eligible to receive a bonus of up to two-hundred percent (200%) of his Base Salary ("Target Bonus"), less all necessary and required federal, state and local payroll deductions. The criteria for determining the amount of the bonus, and the conditions that must be satisfied to entitle Employee to receive the bonus for any year during the term of this Agreement shall be determined by the Board of Directors, in its sole discretion but in a manner consistent with that used to determine Employee's bonus in prior years. Payment of any bonus to Employee shall be in accordance with bonus policies established from time to time by the Company. Such bonus will be paid not later than the March 15 immediately following the end of the calendar year to which the bonus relates.

6. EXPENSES. Employee shall be reimbursed for business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement in accordance with policies established from time to time by the Company. Employee shall receive reimbursement for other expenses consistent with past practice and as approved by the Compensation Committee of the Board. The reimbursement of any such expense that is includible in gross income for federal income tax purposes shall be paid no later than the end of the calendar year following the calendar year in which the expense was incurred.

7. EMPLOYEE BENEFITS.

(a) During the Employment Term (and, subject to the provisions and conditions of subparagraph 9(e), in the case of a Termination Without Cause or a Constructive Termination, the one year period immediately following termination of employment), Employee shall be entitled to participate in such group term insurance, disability insurance, health and medical insurance benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company; provided that Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only to the extent former employees are eligible to participate in such arrangements pursuant to the terms of the arrangement, any insurance policy associated therewith and applicable law, and, further, shall be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all federal, state, local and other taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation.

(b) Employee shall be entitled to vacation in accordance with the Company's policies as may be established from time to time by the Company for its executive staff, which shall be taken at such time or times as shall be mutually agreed upon with the Company.

8. DEATH AND DISABILITY.

(a) The Employment Term shall terminate on the date of Employee's death, in which event the Company shall, within 30 days of the date of death, pay to his estate, Employee's Base Salary, any unpaid bonus awards, reimbursable expenses and benefits owing to Employee through the date of Employee's death together with a lump-sum equal to one year's Base Salary and Target Bonus and any benefits payable under any life insurance program in which Employee is a participant. Except as otherwise contemplated by this Agreement, Employee's estate will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 8(a).

(b) The Employment Term shall terminate upon Employee's Disability. For purposes of this Agreement, "Disability" shall mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. For purposes of determining Employee's Disability, the Board may rely on a determination by the Social Security Administration that Employee is totally disabled or a determination by the Company's disability insurance carrier that Employee has satisfied the above definition of Disability. In case of such termination, Employee shall be entitled to receive his Base Salary, any unpaid bonus awards (including any bonus award for a plan year that has ended prior to the time employment terminated where the award was scheduled to be paid after the date employment terminated), reimbursable expenses and benefits owing to Employee through the date of termination within 30 days of the date of the Company's determination of Employee's Disability. In addition, the Company shall pay to Employee an amount equal to one year's Base Salary and Target Bonus, payable in installments through regular payroll over the one year period commencing on the date of the Company's determination of Employee's Disability, together with any benefits payable under any disability insurance program in which Employee is a participant. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of his employment pursuant to this subparagraph 8(b).

(c) In no event will the Employee or his estate have the discretion to determine the calendar year of payment.

9. TERMINATION OF EMPLOYMENT.

(a) The Company shall have the right, upon delivery of written notice to the Employee, to terminate the Employee's employment hereunder prior to the expiration of the Employment Term (i) pursuant to a Termination for Cause or (ii) pursuant to a Without Cause Termination. The Employee shall have the right, upon delivery of written notice to the Company, to terminate his employment hereunder prior to the expiration of the Employment Term pursuant to a Constructive Termination, or otherwise by providing the Company with not less than 30 days prior written notice.

(b) In the event that the Company terminates the Employee's employment pursuant to a Without Cause Termination, or if the Employee voluntarily terminates his employment pursuant to a Constructive Termination, then the Company shall be obligated to pay Employee (i) within 30 days of the date of Employee's termination, in a lump-sum, his Base Salary, any unpaid bonus awards, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated, and (ii) (subject to the provisions and conditions of subparagraph 9(e)) 60 days after the date Employee's employment terminates, a severance payment to the Employee in an amount equal to (A) two year's Base Salary and (B) Employee's Target Bonus for the year in which termination of employment occurs. Subject to the provisions and conditions of subparagraph 9(e), Employee shall also be entitled to benefits pursuant to paragraph 7 hereof for the one year period commencing on the termination date (with the cost of any medical coverage which is self-funded by the Company being included by Company in the taxable income of the Employee). No other cash payments shall be made, or benefits provided, by the Company under this Agreement in the event of a Without Cause Termination or a Constructive Termination; provided that all equity awards, including stock option grants and/or restricted stock grants, previously awarded to Employee shall immediately vest in their entirety, regardless of the satisfaction of any conditions contained therein, in the event of a Without Cause Termination or a Constructive Termination. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 9(b).

Notwithstanding anything in this Agreement to the contrary (including but not limited to the provisions of Section 9 (b) or Section 10) if the Employee is a "specified employee," as defined in Code Section 409A and the regulations thereunder, on the date the Employee's employment is terminated, then amounts that constitute nonqualified deferred compensation subject to Code Section 409A that would otherwise have been paid during the six-month period immediately following the date the Employee's employment terminated shall be paid on the first regular payroll date immediately following the six-month anniversary of the date the Employee's employment terminates, with interest on each amount for the period of the delay at the rate of yield on U.S. Treasury Bills with the earliest maturity date that occurs at least six months after such date of termination of employment (as reported in the Wall Street Journal) from the such date of employment termination to the date of actual payment. Reimbursements or payments directly to the service provider for health care expenses incurred during such six month period, plus reimbursements and in kind benefits in an amount up to the applicable dollar limit on elective deferrals to a 401(k) plan under Section 402(g)(1)(B) of the Code ($18,000 for 2015), and other amounts that do not constitute nonqualified deferred compensation subject to Section 409A, shall not be subject to this six month delay requirement.

(c) In the event that the Company terminates the Employee's employment hereunder due to a Termination for Cause or the Employee voluntarily terminates employment with the Company for any reason (other than a termination of employment by the Employee pursuant to a Constructive Termination), the Employee shall not be entitled to any severance, except that the Company shall be obligated to pay Employee his Base Salary, any unpaid bonus awards, reimbursable expenses and benefits owing to Employee through the day on which Employee is terminated in a lump sum payment within 30 days after the date of Employee's termination of employment. Except as otherwise contemplated by this Agreement, Employee will not be entitled to any other compensation upon termination of this Agreement pursuant to this subparagraph 9(c).

(d) For purposes of this Agreement, the following terms have the following meanings:

(i) The term "Termination for Cause" means, to the maximum extent permitted by applicable law, a termination of the Employee's employment by the Company attributed to (a) the repeated or willful failure of Employee to substantially perform his duties hereunder (other than any such failure due to physical or mental illness) that has not been cured reasonably promptly after a written demand for substantial performance is delivered to Employee by the Board of Directors, which demand identifies the manner in which the Board believes that Employee has not substantially performed his duties hereunder; (b) conviction of, or entering a plea of guilty or nolo contendere to a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony; (c) Employee's intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) the material breach by Employee of any written covenant or agreement with the Company under this Agreement or otherwise, including, but not limited to, an agreement not to disclose any information pertaining to the Company or not to compete with the Company, including (without limitation) the covenants and agreements contained in paragraph 11 hereof.

(ii) The term "Without Cause Termination" means a termination of the Employee's employment by the Company other than due to (a) a Termination for Cause, (b) Disability, (c) the Employee's death, or (d) the expiration of this Agreement (subject to the provisions of paragraph 10(a)).

(iii) the term "Change in Control" shall mean:

(A) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(B) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company;

(C) A majority of the members of the Company's board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's board of directors before the date of the appointment or election;

(D) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code ("Code").

(iv) The term "Constructive Termination" means Employee's voluntary termination of his employment with the Company following: (i) a material diminution in Employee's base compensation, (ii) a material reduction of Employee's performance-based target bonus or other incentive programs, (iii) a relocation of Employee's place of employment of more than 50 miles without Employee's consent, or (iv) a failure of Employer to renew the term of this Agreement following the expiration thereof, or to offer Employee employment under the terms and conditions of a replacement agreement, on terms and conditions no less favorable to Employee as under the then existing terms and conditions of this Agreement; in each case where the condition is not remedied / corrected by the Company within 30 days after the Employee sends notice to the Company in writing specifying the reason why the Employee claims there exists grounds for a Constructive Termination, and the Employee sends the notice within ninety days of discovering the existence of the condition that gives rise to a right to claim a Constructive Termination.

(v) the terms "termination of employment," or "terminate the Employee's employment," (or "termination" or "terminate" when used in the context of Employee's employment) shall mean a separation from service with the Company and its affiliates as defined in IRS regulations under Section 409A of the Code. An affiliate is any corporation or other business entity that is, along with the Company, a member of a controlled group of businesses, as defined in Code Sections 414(b) and 414(c), provided that the language: "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in such definition. A corporation or other business entity is an affiliate only while a member of such controlled group.

              (e) To be eligible to receive the severance payment described in subparagraph 9 (b)(ii), and the post-termination benefits described in paragraph 7 and subparagraph 9 (b): (i) the Employee must execute and deliver to the Company within 45 days after the date Employee's employment terminates, a separation agreement ("Separation Agreement"), as described below, in form and substance satisfactory to the Company, and including a general release and waiver of claims, and (ii) all conditions to the effectiveness of the Separation Agreement and the release and waiver granted therein have been satisfied, including but not limited to the expiration of any applicable time period to consider signing the Separation Agreement and the failure to revoke acceptance of the Separation Agreement within seven days after it is signed and delivered to the Company. The Separation Agreement will be in a form satisfactory to the Company, include a release and waiver of all claims the Employee may have against the Company and its subsidiaries, shareholders, successors and affiliates (and each of their respective employees, officers, directors, plans and agents) arising out of or based upon any facts or conduct occurring prior to the date the Separation Agreement is signed, include non disparagement and confidentiality obligations on behalf of the Employee, and include a provision by the Employee reaffirming and agreeing to comply with the terms of this Agreement and any other agreement signed by the Employee in favor of the Company or any of its subsidiaries or affiliates. The release will not include the Employee's right to enforce any post-employment obligations to the Employee, including obligations of the Company under this Agreement, and any right to indemnification in the Employee's capacity as an officer, director or employee of the Company and its affiliates. The Separation Agreement will be prepared by the Company and provided to the Employee at the time the Employee's employment is terminated or as soon as administratively practicable thereafter, not to exceed seven days after the date employment terminates. The conditions to payment set out in this subparagraph 9 (e) shall not be required if the Company fails to provide some form of separation agreement to the Employee within seven days after employment terminates. The Company will have no obligations to make the severance payment specified in subparagraph 9 (b)(ii) or provide the post-termination benefits specified in subparagraph 9 (b) or paragraph 7, if the Employee does not sign and deliver the Separation Agreement to the Company within 45 days of its delivery to the Employee, or revokes acceptance of the Separation Agreement within a period of seven days after delivery of the signed Separation Agreement to the Company.

(f) In no event will the Employee have the discretion to determine the calendar year of payment.

10. CHANGE IN CONTROL - TERMINATION OF EMPLOYMENT AND COMPENSATION IN EVENT OF TERMINATION.

(a) Upon the occurrence of a Change in Control, 100% of all unvested stock option grants and/or restricted stock grants previously awarded to Employee shall immediately vest, regardless of the satisfaction of any conditions contained therein. In addition, if the Company (or any successor thereto) terminates Employee's employment with the Company pursuant to a Without Cause Termination in connection with or following a Change in Control, then (subject to the provisions and conditions of subparagraph 9(e)) the Employee shall be entitled to all other payments and benefits set forth in subparagraph 9 (b). For purposes of this paragraph 10(a), a termination of Employee's employment within one year following a Change in Control will constitute a Without Cause Termination even if employment terminates within such one year period but after or due to expiration of the term of this Agreement.

(b) In the event that any part of any payment or benefit received (including, without limitation, granting of and/or acceleration of vesting of stock options and restricted stock) pursuant to the terms of subparagraph 10(a) (the "Change in Control Payments) would be subject to the Excise Tax determined as provided below, then the Employee may elect, in the sole discretion of the Employee, to receive in-lieu of the amounts payable pursuant to paragraph 10(a) a lesser amount equal to $100 less than 3.00 times the Employee's "Annualized Includable Compensation" (within the meaning of Section 280G(d)(1) of the Code) (such amount the "Cut-Back Amount") by eliminating the accelerated vesting to the extent necessary to reduce the payments and benefits under subparagraph 10(a) to the Cut-Back Amount. Any amounts paid as a result of an election by the Employee pursuant to this subparagraph 10(b) will be in full satisfaction of the amounts otherwise payable to the Employee pursuant to subparagraph 10(a) hereof. For purposes of determining whether any of the Change in Control Payments will be subject to the Excise Tax and the amounts of such Excise Tax; (1) the total amount of the Change in Control Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to Excise Tax, except to the extent that, in the opinion of independent counsel selected by the Company and reasonably acceptable to the Employee ("Independent Counsel"), a Change in Control Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Change in Control Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change in Control Payments or (B) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by Independent Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) In the event of any change in, or further interpretation of, Sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Employee shall be entitled, by written notice to the Company, to request an opinion of Independent Counsel regarding the application of such change or interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. Any fees and expenses of Independent Counsel incurred in connection with this Agreement shall be borne by the Employee.

11. DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

(a) Employee acknowledges that he is bound by and will continue to comply with the terms of the Company's Confidentiality and Intellectual Property Agreement (the "Confidentiality Agreement"). The Company will provide Employee with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Employee and will associate Employee with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Employee with that goodwill. In return, Employee promises never to disclose or misuse such confidential information and never to misuse such goodwill. To enforce Employee's promises in this regard, Employee agrees to comply with the provisions of this paragraph 11 and the provisions of the Confidentiality Agreement.

(b) Employee will not, during the Employment Term, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity, engage in (or participate in any other business that is competitive with) the business of providing information technology software consulting services, providing the services of information technology professionals to other businesses, providing information technology services, and/or providing a customized / bundled IT software and services solution(s) (collectively herein sometimes called "Perficient Business"). The ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a stockholder under this subparagraph 11(b) or constitute a breach of this subparagraph 11(b).

(c) Employee will not, during the Employment Term and for a period of 36 months thereafter, directly or indirectly, work in the United States as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity for any person or entity who is engaged in any part of the Perficient Business, or is competitive with any part of the Perficient Business. The ownership by Employee of 5% or less of the issued and outstanding shares of a class of securities which is traded on a national securities exchange or in the over-the-counter market, shall not cause Employee to be deemed a stockholder under this subparagraph 11(c) or constitute a breach of this subparagraph 11(c).

(d) Employee will not, during the Employment Term and for a period of 36 months thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, (i) solicit for employment or hire or recruit any person employed by the Company or any of its subsidiaries, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Employee's employment with the Company, in either case for a business that is engaged in or competitive with any part of the Perficient Business.

(e) It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above in this paragraph 11 are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable. Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

         12. COMPANY PROPERTY.

(a) Any patents, inventions, discoveries, applications or processes designed, devised, planned, applied, created, discovered or invented by Employee during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company's or its subsidiaries' or affiliates' business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

(b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business which Employee shall prepare or receive from the Company shall remain the Company's sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company in his possession. Employee further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Employee additionally represents that, upon termination of his employment with the Company, he will not retain in his possession any such software, documents or other materials.

13. EQUITABLE RELIEF. It is mutually understood and agreed that Employee's services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of any of the provisions of paragraphs 11 or 12 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover.

14. CONSENT TO MISSOURI JURISDICTION AND VENUE. The Employee hereby consents and agrees that state courts located in St. Louis County, Missouri and the United States District Court for the Eastern District of Missouri each shall have personal jurisdiction and proper venue with respect to any dispute between the Employee and the Company. In any dispute with the Company, the Employee will not raise, and hereby expressly waives, any objection or defense to any such jurisdiction as an inconvenient forum.

15. NOTICE. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the Employee at his address set forth on the signature page of this Agreement and to the Company at 555 Maryville University Drive, Suite 600, St. Louis, MO 63141, Attention: Chairman of the Board (or to such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt), and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (b) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

16. INTERPRETATION; HEADINGS. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17. SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES. Neither this Agreement, nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed "the Company" for the purpose hereof.

18. NO WAIVER BY ACTION. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

19. COUNTERPARTS; MISSOURI GOVERNING LAW; AMENDMENTS; ENTIRE AGREEMENT; SURVIVAL OF TERMS. This Agreement amends and restates that certain Employment Agreement, effective January 1, 2012, between the Company and the Employee, and supersedes and replaces the terms thereof as of the effective date of this Agreement. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto. This Agreement and all other aspects of the Employee's employment shall be governed by and construed in accordance with the applicable laws pertaining in the State of Missouri (other than those that would defer to the substantive laws of another jurisdiction). Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto. This Agreement, the Confidentiality Agreement, and any award agreement or restricted stock award agreement between the Company and Employee contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein. In the event of any conflict between this Agreement and any award agreement or restricted stock award agreement, this Agreement shall control. Paragraphs 9 through 13 hereof (and paragraphs 14 through 19 hereof as they may apply to such paragraphs) shall survive the expiration or termination of this Agreement for any reason.

20. SECTION 409A COMPLIANCE. The parties intend that all provisions of this Agreement comply with the requirements of Internal Revenue Code Section 409A or an exemption therefrom. No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Section 409A and fulfill the purpose of the voided provision. Nothing in this Agreement shall be interpreted to permit accelerated payment of nonqualified deferred compensation, as defined in Section 409A, or any other payment in violation of the requirements of Section 409A. With respect to reimbursements that constitute taxable income to Employee, no such reimbursements or expenses eligible for reimbursement in any calendar year shall in any way affect the expenses eligible for reimbursement in any other calendar year and Employee's right to reimbursement shall not be subject to liquidation in exchange for any other benefit. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any of its respective affiliates, employees or agents. All taxes associated with payments made to the Employee pursuant to this Agreement, including any liability imposed under Section 409A, shall be borne by the Employee.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amended And Restated Employment Agreement as of the date first above written.

PERFICIENT, INC.

By:           /s/ James R. Kackley
Name: James R. Kackley
Title: Chairman of the Board

 /s/ Jeffrey S. Davis
Jeffrey S. Davis, Individually

Address: 555 Maryville University Drive, Suite 600
St. Louis, MO 63141
Telephone: (314) 529-3550
Facsimile: (314) 529-3641